Exhibit 99.1

[OMEGA PROTEIN LOGO]                                                                                                                                                           NEWS

Omega Protein Reports 10 Cents Per Share Second Quarter Profit

HOUSTON, July 31, 2003 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $2.4 million (10 cents a share) for the second quarter of 2003, compared with net income of $2.9 million (12 cents a share) for the second quarter of the previous year.

Revenues for the second quarter ended June 30, 2003 were $27.3 million compared with revenues of $27.2 million for the comparable quarter of 2002. Omega Protein recorded operating income of $3.9 million for the 2003 second quarter, versus operating income of $4.7 million for the second quarter of 2002.

For the six months ended June 30, 2003, the Company had revenues of $52.4 million, compared with $50.7 million in revenues for the first six months of 2002. Omega Protein recorded operating income of $8.1 million for the six-month period in 2003, versus operating income of $9.2 million for the comparable period a year earlier. The Company had net income of $5.0 million (21 cents a share) for the 2003 period, compared with net income of $5.7 million (23 cents a share) for the first six months of 2002.

Omega Protein’s second quarter results, as well as the results for the first six months of 2003, reflect reduced margins primarily due to higher cost of inventories carried forward from the 2002 fiscal year, partially offset by higher prices received during the current year.

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; and (3) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Significant Factors That May Affect Forward-Looking Statements” and “–Seasonality and Quarterly Results.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(in thousands, except per share amounts)
Revenues	$27,292	$27,237	$52,393	$50,716
Cost of sales	21,114	20,331	39,793	37,255

Gross profit	6,178	6,906	12,600	13,461
Selling, general and administrative expense	2,283	2,161	4,479	4,229

Operating income	3,895	4,745	8,121	9,232
Interest expense net	(165)	(144)	(319)	(311)
Other expense net	(51)	(44)	(30)	(96)

Income before income taxes	3,679	4,557	7,772	8,825
Provision for income taxes	1,299	1,640	2,745	3,175

Net income	$2,380	$2,917	$5,027	$5,650

Basic earnings per share	$0.10	$0.12	$0.21	$0.23

Average common shares outstanding	24,122	23,959	24,053	23,956

Diluted earnings per share	$0.09	$0.12	$0.20	$0.23

Average common shares and common share
equivalents outstanding
	25,655	25,108	25,545	24,979

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	June 30, 2003	December 31, 2002
	(in thousands)
ASSETS
Current assets	$98,194	$90,620
Property and equipment, net	83,213	80,713
Deferred tax assets, net	1,251	3,115
Other assets	3,657	4,579

Total assets	$186,315	$179,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$20,454	$18,769
Long-term debt, less current maturities	13,573	14,239
Other long-term liabilities	11,596	10,983
Stockholders’ equity	140,692	135,036

Total liabilities and stockholders’ equity	$186,315	$179,027

CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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